Exhibit 10.1                      AMENDED AND RESTATEDJOINT MARKETING AGREEMENT

     This Joint Marketing Agreement (the "Agreement") is entered into on July 28, 2003 and is effective as of June 16, 2003 is made by and between I-trax Health Management Solutions, Inc., a Delaware corporation ("I-trax"), located at One Logan Square, Suite 2615, 130
N. 18th Street, Philadelphia, Pennsylvania 19103 and NationsRx, Inc., a California corporation ("NationsRx"), located at 23905 Clinton Keith Road, Suite 114-201, Wildomar, CA 92595. Each of NationsRx and I-trax are referred to herein as a "Party" and collectively as the "Parties."

     The Parties believe that certain of their respective clients may have interest in the services and products provided by the other Party and had entered into a Joint Marketing Agreement dated as of June 16, 2003 (the "Original Agreement") to explore such interests.

     The Parties now want to amend and restate the Original
Agreement to add certain terms.

     Now therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

     1. Joint Marketing. Each Party will use its reasonable commercial efforts to contact those of its existing and potential clients it deems appropriate in its sole discretion (each a "Prospect" and, collectively, the "Prospects") with or on behalf of the other Party with the view of offering for sale to such Prospect the other Party's products and services. Each referring party, in its capacity as such, will be referred to herein as the "Referring Party" and each selling Party, in its capacity as such, will be referred to herein as the "Selling Party." Each Party's products and services covered by this Agreement are identified with particularity on Exhibit A to this Agreement. Each Party may amend the portion of Exhibit A to this Agreement that describes such Party's products, services and pricing upon 10 days written notice. Each Referring Party will identify in advance the Prospects it intends to contact on the Selling Party's behalf to ensure that none of the proposed Prospects are current clients of the Selling Party.

     2.  Completed Sales; Discounts.

       (a)With respect to each Prospect, if during the term of this Agreement, or within 12 months of the last meeting between such Prospect and the Selling Party concerning the Selling Party's products or services, such Prospect enters into a binding agreement to purchase from the Selling Party any product or service (each such binding agreement, a "Prospect Agreement"), the Referring Party will receive from the Selling Party a discount, rebate or commission, as may be indicated on Exhibit A to this Agreement, on the list price for such products or services or the revenue derived from such products or services.

       (b) With respect to each Prospect Agreement, the Selling Party will pay the Referring Party the discount, rebate or commission in cash or check not later than 30 days after the Selling Party actually receives a payment pursuant to such Prospect Agreement.
Each payment will equal to the amount derived by applying the discount, rebate or commission set froth in Exhibit A to this Agreement, to the actual dollar amount received under such Prospect Agreement.

        (c) Selling Party will reimburse Referring Party for reasonable out of pocket travel expenses for attending any meeting that Referring Party attends related to the offering for sale of the Selling Party's products and services under this Agreement.

     3.  Sales Procedure; Terms of Sales.

       (a) Upon obtaining reasonable interest from any Prospect, the Referring Party will assist in arranging an introduction between Prospect and the Selling Party for purposes of negotiation and execution of a Prospect Agreement. All prices quoted by Referring Party for any product must be consistent with Exhibit A to this Agreement, as Exhibit A may be amended from time to time in accordance with the terms of this Agreement. The Selling Party will endeavor to fulfill with reasonable dispatch all product and services sales consistent with its preexisting sales obligations.

       (b) The Selling Party will not be responsible or liable in any way for any loss or damage to the Referring Party or any customer, resulting from non-delivery of products or services due to the unavailability of products or service or resulting from strikes, riots, trade dispute acts, restraints or restrictions imposed by governments, acts of God, or other causes beyond the control of the Selling Party. This Section 3, however, will not be construed to relieve either Party of its indemnification obligations set forth in
Section 7 below. Furthermore, the Selling Party may refuse a transaction arising from the Referring Party's efforts for any reason whatever or for no reason.

     4. Status of Referring Party. This Agreement will not constitute or be deemed to constitute a partnership or relationship of employment between the Parties, or constitute or be deemed to constitute the Referring Party as agent of the Selling Party for any purpose other than as specifically provided in this Agreement. The Referring Party will have no authority or power to bind the Selling Party. With respect to any agreement between a Prospect and the Selling Party, the Referring Party is not and will not be associated with the actual performance of the Selling Party, the Selling Party is not and will not be associated with the actual performance of the Referring Party, and the Selling Party does not and will not have any responsibility for any labor or other expense incurred in carrying out the various duties of the Referring Party under this Agreement.

     5. Use of Name and Marks. The Referring Party is entitled to use any trade name, trademark or service mark of the Selling Party that is associated with any product in accordance with any and all written guidelines of the Selling Party or as otherwise expressly agreed in writing by the Selling Party, but only in conjunction with the solicitation and permitted advertising of the products and services pursuant to this Agreement; and in no event will the Referring Party use such names in any manner tending to create the public belief that the Referring Party or its employees are employees of the Selling Party or are its agents for any other purpose except for the solicitation of product sales. The marks under which the Selling Party's products and services are marketed are the property of the Selling Party and any and all goodwill accruing to such marks shall accrue to the Selling Party. The Referring Party will advise the Selling Party promptly of any infringements of the Selling Party's rights to any of its trademarks, patents or trade secrets which may come to the Referring Party's attention.

     6.  Confidentiality.

       (a) In connection with the performance of this Agreement, each Party (a "Receiving Party") may receive Confidential Information of the other Party (a "Disclosing Party"), which constitutes valuable, special and unique property of the Disclosing Party. For the purposes of this Agreement, "Confidential Information" means the confidential or proprietary information and materials of the Disclosing Party so identified in writing at the time of disclosure to the Receiving party including, without limitation: (1) any trade secrets, know-how or proprietary technology; (2) information regarding plans for research and development; or (3) the existence of any business discussions, negotiations or agreements between the Parties, including the terms and provisions of this Agreement; whether any of the foregoing is in oral, graphic, written, electronic or machine readable form. Confidential Information also includes, each Party's products and services. Notwithstanding the foregoing, the Parties agree that, except for information that is required by law to remain confidential, Confidential Information will not include any information that: (A) was in the public domain at the time it was communicated to the Receiving Party by the Disclosing Party; (B) entered the public domain subsequent to the time it was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party; (C) was developed by employees or agents of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party, as demonstrated by the Receiving Party's written records, or
(D) to the extent that either Party is required by law or regulation to disclose such information.

       (b) With respect to any Confidential Information, the Receiving Party will: (1) receive the Confidential Information in strict confidence; and (2) accord to such Confidential Information at least the same level of protection against unauthorized use or disclosure that the Receiving Party customarily accords its own Confidential Information; and (3) use or permit use of the Confidential Information solely and exclusively in carrying out its obligations under this Agreement; and (4) use its commercially reasonable best efforts to ensure that access to such Confidential Information is not provided to any third parties or to any employees without a specific need to know the information. Within 90 days of this Agreement's termination, each Party will return or destroy all copies, in whatever media or form, of the Confidential Information received from the other Party, except to the extent that either Party may be required by law or regulation to retain such information.

       (c) Each Party has certain obligations under law and governmental regulations to report financial and operational information to the public and to governmental entities, which are inherently in conflict with the high degree of confidentiality sought to be imposed by the provisions above. Notwithstanding any other provision of this Agreement to the contrary, either Party may make such disclosure of Confidential Information as may be required by law or regulation. Such disclosures, however, will be made to the minimum extent possible under the circumstances, will wherever possible utilize available procedures to exempt or protect proprietary or medical information, and the disclosing Party will give the other notice of such disclosure. In the event that a Receiving Party or its respective directors, officers, employees, consultants or agents is requested or required by legal process to disclose any Confidential Information, the Receiving Party will provide adequate notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate relief. In the event that such a protective order is not obtained, such Receiving Party may disclose only that portion of the Confidential Information that such Receiving Party's counsel advises that such Receiving Party is legally required to disclose.

       (d) Damages alone will be an inadequate remedy for any breach or violation of the provisions of this Section 6 in view of the difficulties of placing a monetary value on the Confidential Information, each Party is entitled to a preliminary and final injunction to prevent any breach or further breach of this Section 6 or further unauthorized use of Confidential Information. This remedy is separate and apart from any other remedy such party may have at law or in equity.

     7.  Indemnification.

       (a) Each Party (the "Indemnifying Party") shall hold the other Party, its officers, directors, employees, affiliates, successors, and assigns (collectively, the "Indemnified Parties") harmless against all losses, damages, or expenses of whatever form or nature, including reasonable attorneys' fees and other costs of legal defense, whether direct or indirect, that they, or any of the Indemnified Parties, may sustain or incur as a result of any acts or omissions of the Indemnifying Party or any of its affiliates, directors, officers, employees, or other agents, including but not limited to (1) breach of any of the provisions of this Agreement,
(2) gross negligence or other tortious conduct, or (3) representations or statements not specifically authorized by the Indemnified Parties herein or otherwise in writing.

       (b) Provided that the Selling Party is not grossly negligent in the performance of its obligations hereunder, the Referring Party will be under no obligation to make an independent investigation or inquiry as to the representations made to it by either the Selling Party or any party, which the Referring Party introduces to the Selling Party, and the Referring Party will be entitled to rely in good faith upon any such representations. The Referring Party does not assume responsibility for the accuracy or completeness of any information provided to it by a Prospect.

     8. Right to Audit. During the term of this Agreement and for at least two years after termination of this Agreement, each Party must maintain complete and correct financial records as are required to verify compliance with this Agreement. In order to verify compliance under this Agreement, no more than twice each year during the term of this Agreement, and once each year after termination of this Agreement, either Party (the "Auditing Party"), through its nationally or regionally recognized independent auditors, must have reasonable access during normal business hours and upon reasonable prior written notice, to the books and records of the other Party
(the "Audited Party") insofar as such books and records relate to the amounts payable to the Auditing Party under this Agreement. All books of accounts and records must be kept available for at least two calendar years after the termination of this Agreement and, in the event that there is an unresolved dispute with regard to the amounts payable under this Agreement at the end of such period of time, all such records must be preserved by the Audited Party until such dispute is resolved. If, as a result of the audit, the auditors determine that the Audited Party misreported any figure or unpaid any amount, the Auditing Party must promptly furnish to the Audited Party a copy of the report of its auditors setting forth the discrepancy and showing in reasonable detail the bases upon which the same was determined. If the Audited Party disputes the results of the audit, such dispute will be resolved by negotiation or arbitration in accordance with the provisions of Section 11 below. The Audited
Party will remit to the Auditing Party the amount of any underpayment within 30 days of receiving notification of such (or, in the event of a disputed audit, within 30 days of its resolution by mediation or receipt of the arbitrators' final award, as applicable), together with interest calculated at an annual rate of one and one half percent (1/2%) for each month such payment is overdue, or such rate as allowed by law, whichever is less. If there is an underpayment of ten percent (10%) or more in the amounts paid by the Audited Party for the period in dispute, (a) the Audited Party will pay, in addition to the amount of the shortfall plus interest, all expenses and costs relating to such audit and (b) such audit will not count against the total number of audits the Auditing Party is permitted to conduct during such year.

     9. Term; Termination. This Agreement shall have an initial term of 3 years commencing on the effective date. The Agreement will renew automatically for successive one-year terms, unless terminated earlier. Either Party may earlier terminate this Agreement upon 30 days prior written notice to the other Party addressed to the other at the address set forth above or such other address as the Parties shall designate in like manner. Sections 2, 4, 6, 7 and 8 shall survive the expiration or termination of this Agreement.

     10. Future Agreements; Governing Law. This Agreement contains the entire Agreement between the Parties concerning the subject matter hereof, and no modifications of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by each Party hereto. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of law and jurisdiction and venue is hereby conferred by the parties upon any court of competent jurisdiction sitting in the Commonwealth of Pennsylvania.

     11. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled in the state of the Party who first initiates a demand for arbitration under this Agreement, such arbitration to be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator may award monetary damages (but not punitive damages as the Parties agree that neither shall be liable to the other for punitive damages), injunctive relief, costs and reasonable attorneys' fees. The arbitration will be final and binding regardless of whether one of the Parties fails or refuses to participate in the arbitration. The arbitrator will not have the power to amend this Agreement in any respect. Notwithstanding the foregoing, this
Section 11 does not apply to the breach of provisions pertaining to confidentiality and proprietary rights, and that either Party may petition a court of law for injunctive relief and such other rights and remedies as it may have at law or equity against such breaches.

     12. Limitations Period. Any action or claims rising out of or relating to this Agreement or any completed sale hereunder, or by reason of any federal or state statutory provision relating thereto, must be commenced within one year from the date such cause of action arises, otherwise such action or claim will be barred notwithstanding any statutory period of limitations to the contrary.

     13. Limitation of Damages. NEITHER PARTY WILL BE LIABLE FOR ANY BREACH OF THIS AGREEMENT OR OF ANY DUTY OR OBLIGATION ARISING OUT OF OR RELATED HERETO, IN ANY AMOUNT IN EXCESS OF THE AMOUNT ACTUALLY RECEIVED BY SUCH PARTY FOR THE PRODUCTS AND SERVICES WITH RESPECT TO WHICH SUCH BREACH OCCURS, AND SHALL NOT BE LIABLE IN ANY EVENT FOR LOSS OF CONTENTS OR FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

     14. Execution Authority. Execution by the persons signing below is duly authorized by their respective entities and represents the valid action of NationsRx and I-trax.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.


I-TRAX HEALTH MANAGEMENT               NATIONSRX, INC. SOLUTIONS, INC.


By: _______________________            By: _______________________
Name:                                  Name:
Title:                                 Title:


                                    Exhibit A
              Product, Services, Pricing, Discounts and Rebates

I-trax

                                     Product

I-trax's Health-e-LifeT Program provides interactive tools for healthcare providers and their well patients which are intended to reduce the possibility of acute or chronic conditions. The components of the program are delivered through I-trax's Health-e-CoordinatorT care coordination tool, web portals CarePrimer and MyFamilyMDT and communications center staffed by skilled nurses and other health professionals 24 hours per day, 7 days per week. Features and benefits of I-trax's Health-e-LifeT Program include:

     - Proven success demonstrated with clinical and financial outcomes.

     - Protocols designed and reviewed by physicians and experts in disease management.

     - Integration of industry-leading technology, proven clinical protocols, and clients' business practices to drive custom results.

     - Utilization of care processes with focus on self-care, advocacy, and education and change management tailored to each enrolled member.

     - Utilization of clinical expertise and technology to integrate individual member needs including co-morbidities and cultural factors without increasing program costs.

     - Stratification of populations using clinically validated statistical analysis.

     - Life assessment and coaching regarding stress, self-advocacy, lifestyle changes and self-assessment.

     - Educations about risk prevention, healthy lifestyles, diet and exercise, and other self care activities.

     - Risk assessments for leading causes of morbidity and mortality.

     - MyFamilyMDT interactive health platform for members with web access, including health record management and messaging.

     - Personalized daily content about health concerns and conditions.

     - Status reporting to physicians about changes in members' health.

     - Home monitoring and home visits as needed.

     - Flexible program implementation, including complete outsourcing to I-trax, or licensing of I-trax's technology with in-house management, with expert consulting available.

Pricing-Rebate
Health-e-LifeT

     - Non-Medicare plan with 3,000 or more members: Retail: $5.50 per member per month; NationsRx wholesale discount - 2%

     - Medicare plan with 3,000 or more members: To be determined on a case by case basis

NationsRx

Products

     - Prescription Benefits Management Services

     - Clinical Advisory Pharmacy Services

     - Electronic Prescribing Applications and Services

     - Sample Medication Distribution and Fulfillment Services

     - Health Plan / Employer Pharmacy Contract Compliance Audit Services

Pricing-Commission

The commission is 50% of Net Revenue.

"Net Revenue" means:

     (1) The gross amount recorded by NationsRx or its affiliates from the sale to any Prospect of NationsRx's products and services pursuant to the applicable Prospect Agreement, as reflected in the books and records of NationsRx or its affiliates, maintained in accordance with generally accepted accounting principles and the accounting principles used by NationsRx or its affiliates recording such amount, consistently applied across all its products and services; less:

     (2) Direct costs of NationsRx attributable to administering or delivering NationsRx's products and services pursuant to the applicable Prospect Agreement (estimated at approximately 20% of amounts described in Section (1) above).